Exhibit 5.1
[Munger, Tolles & Olson LLP Letterhead]
April 18, 2011

Air Lease Corporation
2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067
     Re:    Registration Statement on Form S-1
Ladies and Gentlemen:
     We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), of your Registration Statement on Form S-1 (the “462(b) Registration Statement”), regarding the proposed underwritten initial public offering of up to an additional 6,075,470 shares of your Class A common stock, par value $0.01 per share (the “Class A Common Stock”), which includes up to 792,450 shares of Class A Common Stock that may be sold upon exercise of the over-allotment option granted to the underwriters of the proposed underwritten initial public offering to which the 462(b) Registration Statement relates (the “Shares”). The 462(b) Registration Statement incorporates by reference the contents of the Registration Statement on Form S-1 (File No. 333-171734), including the exhibits thereto, that was initially filed with the Commission on January 14, 2011, as amended, and that was declared effective on April 8, 2011 (the “Initial Registration Statement”). The 462(b) Registration Statement is being filed to register additional shares of Class A Common Stock pursuant to Rule 462(b) for the proposed underwritten initial public offering related to the Initial Registration Statement.
     As your counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of rendering the opinion set forth below. As to certain factual matters, we have relied, without independent verification, on certificates of public officials and certificates of your officers and representatives. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws

Air Lease Corporation
April 18, 2011

of the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions relating thereto.
     Based on the foregoing, we advise you that, in our opinion, when the Shares have been issued and sold in the manner described in the Initial Registration Statement, they will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the 462(b) Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus. In giving our consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Munger, Tolles & Olson LLP

Munger, Tolles & Olson LLP